Exhibit 99.1
PETROHAWK ENERGY CORPORATION
PROVIDES COMPREHENSIVE OPERATIONAL UPDATE
HOUSTON—January 25, 2008—Petrohawk Energy Corporation (NYSE:HK) (“Petrohawk” or “the Company”) today announced an increase to its 2008 capital budget, revised 2008 production guidance, year-end 2007 proved reserve estimates and an update on recent developments in its core operating areas. In addition, the Company announced an expected increase in its credit facility, the postponement of its proposed public offering of units in a master limited partnership and the closing of the previously announced North Louisiana acquisition.
2008 Capital Budget Increased to $800 Million and Production Targets Raised
Petrohawk now plans an $800 million capital budget for 2008, increased from the previously announced $700 million, based on 1) recent acquisitions that the Company believes provide significant growth opportunities 2) expansion on exploratory success in the deep Cotton Valley Taylor Sand section at Elm Grove field 3) expansion on exploratory success in the Gray Sand and Bossier formations at Terryville field and 4) initial positive drilling results in the more northern portions of the Fayetteville Shale that Petrohawk believes support additional expenditures for both development drilling and infrastructure.
The Company plans to utilize 22 operated rigs in this program to drill approximately 350 operated wells, which represent an estimated 90% of the budget. Expected allocations among Petrohawk’s major operating areas are as follows:

	Capital	% of Total	Total Wells	Operated	Estimated
	Budget*	Capital	Planned	Rigs	Gross Drilling
	($ million)	Budget		Planned	Locations

Elm Grove	$293	37%	140 operated 50 non-operated	8	1,500
Fayetteville Shale	278	35%	150 operated 120 non-operated	8	6,600
Terryville	121	15%	60 operated 15 non-operated	4	900
Other Mid-Continent	84	10%	100	1	300
Permian	24	3%	25	1	1,200
Total	$800	100%	660	22	10,500

*	Infrastructure, land and seismic costs included, no acquisitions budgeted
For the fourth quarter 2007, the Company reiterates its previously stated production guidance range between 295 and 305 MMcfe/d. This range includes approximately 100 MMcfe/d of production attributable to the sale of the Gulf Coast division until it was sold on November 30, 2007.

In 2008, Petrohawk expects average daily production to be between 295 and 315 MMcfe/d, which is an increase from the previously announced range of 265 to 285 MMcfe/d. This represents an approximate 25% increase over the expected pro forma 2007 average daily production rate of 240 MMcfe/d (adjusted for the sale of the Gulf Coast division and recent acquisitions). For the first quarter 2008, average daily production is expected to be between 250 and 260 MMcfe/d. Additional guidance for the full year 2008 is as follows:

Production (Mmcfe/d)	295 — 315
Lease Operating Expense ($/Mcfe)	$0.50 — $0.60
Workover Expense and Other ($/Mcfe)	$0.04 — $0.08
Production (Ad Valorem and Severance) Taxes (% of Rev)	6.00% — 7.00%
Gathering, Transportation and Other ($/Mcfe)	$0.30 — $0.40
General and Administrative ($/Mcfe) (1)	$0.45 — $0.55
Income Taxes	Effective rate of 37%-38% (90% deferred)
Price Realizations (2)	Natural Gas: 97-99% Oil: 92-96%

(1)	Includes non-cash stock based compensation charges of $0.12 — $0.16 / Mcfe

(2)	% of NYMEX, before effect of hedges
Proved Reserve Estimates Show Substantial Year Over Year Growth
Based on current internal estimates, the Company expects year-end 2007 proved reserves to be within a range of 950 Bcfe to 1,050 Bcfe. This represents an approximate 15% increase over pro forma 2006 proved reserves of 872 Bcfe, adjusted for the sale of the Gulf Coast division.
Operational Highlights
During the fourth quarter of 2007, Petrohawk drilled 131 wells, excluding wells associated with the divested Gulf Coast division, with a 99% success rate. The Company drilled 102 wells, all successful, in its core operating areas (Elm Grove and Terryville fields in North Louisiana, and the Fayetteville Shale) and 29 in the Permian, Anadarko, East Texas and Arkoma regions, of which 27 were successful. In the Fayetteville Shale (Van Buren County, Arkansas), 21 operated wells and 24 non-operated wells were drilled. Twenty three operated wells and 17 non-operated wells were drilled in Elm Grove field (Caddo, Desoto and Bossier Parishes, Louisiana), along with 10 operated wells and 7 non-operated wells drilled in Terryville field (Lincoln Parish, Louisiana).
For full year 2007, Petrohawk drilled an estimated 337 wells with a 99% success rate. The Company drilled 242 wells, all successful, in its core operating areas (Elm Grove and Terryville fields in North Louisiana, and the Fayetteville Shale) and 95 in the Permian, Anadarko, East Texas and Arkoma regions, of which 90 were successful. In the Fayetteville Shale (Van Buren County, Arkansas), 72 wells were drilled and 121 wells were drilled in Elm Grove field (Caddo, Desoto and Bossier Parishes, Louisiana), along with 49 wells drilled in Terryville field (Lincoln Parish, Louisiana).
The Company is currently operating 18 rigs, with six in the Fayetteville Shale nine in Elm Grove field and three in Terryville field. Recent developments in each of these areas are as follows:
Elm Grove Field: On January 7, 2008, Petrohawk announced that the Killen 13 #3H, the Company’s first horizontal well in the Lower Cotton Valley Taylor sand, had an initial production rate of 16.5 MMcfe/d. The well continues to produce approximately 15 MMcfe/d. An offset to this discovery, the Killen 13 #4H, has already spud. Two additional Taylor horizontal wells are scheduled to spud by mid-February.
Petrohawk has also closed its previously announced $169 million acquisition of properties in Elm Grove field. The acquired properties have estimated proved reserves of approximately 83 Bcfe and produce approximately 10 MMcfe/d. One of the upcoming Taylor horizontal wells will be located on this newly acquired property.
Terryville Field: Petrohawk has had two recent significant developments in Terryville field. In early December, the Kathco 19 #1 was completed in the Gray sand at an initial production rate of 11 MMcfe/d, and the well continues to produce approximately 10 MMcfe/d. This is the first well drilled from an inventory of Gray sand exploratory prospects defined by 3D seismic data acquired in 2007. The Company will continue utilizing this data to explore the Gray sand throughout 2008 as well as drill developmental locations to the Kathco 19 #1 discovery.
In addition, the Company also completed four wells during the fourth quarter within the Bossier wedge that has also been defined by the 2007 3D seismic survey. Average initial production for these wells was approximately 4.3 MMcfe/d per well. Petrohawk plans to actively expand the development of this new trend within the field.
Fayetteville Shale: Throughout 2007, the Company has aggressively developed multiple prospects throughout its growing Fayetteville Shale acreage position. In the Hurricane Prospect area, Petrohawk brought a total of 20 wells on production during the year with an average 30 day production rate of 2.3 MMcfe/d per well. Additional locations in the Hurricane area are scheduled to be drilled in 2008.
As previously announced, Petrohawk embarked on a multiple prospect drilling program on the acreage acquired during the second half of 2007. Initial drilling points to positive economic results in previously undrilled sections of the Company’s acreage position and additional capital has been allocated to both increased drilling activities and construction of gathering systems, which is already underway. Petrohawk is currently utilizing a total of five rigs to drill horizontal wells and has recently initiated the use of a spudder rig to further accelerate the project. A sixth horizontal rig is scheduled to be added in February.
In addition to gathering systems being constructed, each completed and the pending acquisition in the Fayetteville Shale also included substantial gathering system assets. During 2007, the Company completed four pipeline taps and associated gathering systems in order to provide sufficient gathering capacity for the 2007 and 2008 drilling programs. Additionally, Petrohawk has arranged for firm take-away capacity sufficient to provide service for 2008 and beyond.
Anticipated Expansion of Credit Facility
Petrohawk has requested an increase to the borrowing base under its credit facility from $675 million to $1 billion to reflect recent drilling results and acquisitions made during the fourth quarter of 2007 and early 2008. The requested increase in borrowing capacity is expected to be finally determined before the end of January.
Master Limited Partnership Postponed
Due to market conditions, Petrohawk has delayed its proposed initial public offering of units in a master limited partnership. The master limited partnership would have held a substantial portion of the Company’s long-lived Permian Basin properties.
Updated Hedging Summary
Petrohawk is approximately 67% hedged based on its increased production outlook for full year 2008. The following summarizes the Company’s hedge positions by quarter for 2008:

	Q1 2008			Q2 2008			Q3 2008			Q4 2008
	GAS			GAS			GAS			GAS
	Volume	Floor	Ceiling	Volume	Floor	Ceiling	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMbtu)			(MMbtu)			(MMbtu)			(MMbtu)

Collars	12,730	$7.51	$12.32	6,350	$6.72	$8.61	11,000	$6.84	$9.30	18,380	$6.97	$11.13
Swaps	910	$8.25		6,370	$7.85		4,600	$8.00		920	$8.25
Puts				3,640	$7.00		1,840	$7.00

Total Natural Gas Volume	13,640			16,360			17,440			19,300

	OIL			OIL			OIL			OIL
	Volume	Floor	Ceiling	Volume	Floor	Ceiling	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(Mbbls)			(Mbbls)			(Mbbls)			(Mbbls)

Collars	242	$64.94	$80.24	197	$64.95	$80.24	199	$64.97	$80.27	199	$64.97	$80.27
Swaps	104	$66.29		104	$66.29		105	$66.40		105	$66.40

Total Oil Volume	346			301			304			304

Total (Mmcfe)	15,718			18,168			19,264			21,124

Total (Mmcfe/d)	174.6			199.6			209.4			229.6

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.
For more information contact Joan Dunlap, Vice President — Investor Relations, at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.
Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s other reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
Our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling costs increases.
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